FOR IMMEDIATE RELEASE	CONTACT:	Melanie Dennig
Turner Public Relations
212-889-1700
Melanie@turnerpr.com

BAZI® Completes $500,000 Financing, Capping a $2.0 Million

Capital Raise and Announces John Thomas Financial as its Exclusive Investment Bank

Appoints Kevin C. Sherman as President and Chief Executive Officer

(DENVER, CO) July 7, 2010 -- XELR8 Holdings, Inc. (OTC Bulletin Board: XELR), dba BAZI®, announced today that it has closed a $500,000 financing. The closing caps a $2.0 million capital raise that began in March 2010. Additionally, the Board of Directors has appointed Kevin C. Sherman as President and Chief Executive Officer.

The capital was raised through the issuance of 10 percent convertible secured promissory notes in private transactions exempt from registration under the Securities Act of 1933, as amended. The notes have a five-year term and are convertible into common stock of the company at a price of $0.15 per share. Details of the final closing, including a full description of the notes and the terms of the offering, will be provided in a Form 8-K to be filed by the company.

The financing was completed by John Thomas Financial, a full service brokerage firm headquartered in New York, which has been retained as the company’s exclusive investment bank. This financing marks an important milestone for BAZI®, by providing the additional capital necessary to execute its business plan and propel the direct-to- consumer and retail launch of the company’s healthy, concentrated energy shot.

Additionally, the Board of Directors promoted Kevin C. Sherman to President and Chief Executive Officer, replacing Daniel W. Rumsey, who will continue to serve on the Board of Directors as Executive Chairman. Kevin Sherman has served as the company’s Executive Vice President since March 2010, and is the architect of the company’s new business model, focusing on BAZI® and direct-to-consumer and retail distribution. He brings extensive experience in management consulting in the areas of organizational design and leadership development from several Fortune 500 companies.

“Kevin has earned the appointment to President and Chief Executive Officer,” said Daniel W. Rumsey, the company’s Interim Chief Executive Officer. “He has recruited an excellent management team and has positioned BAZI® for explosive growth in the retail and direct-to-consumer channels.” Rumsey continued, “Kevin also brings incredible passion and energy to his new position, and is fully committed to growing the BAZI® brand to achieve its full potential in the marketplace.”

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The convertible notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About XELR8 Holdings, Inc.

XELR8 Holdings, Inc. is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance. XELR8's primary product is BAZI®, a healthy, concentrated, energy shot with eight super fruits, including jujube, acai, mangosteen, goji, pomegranate, blueberry, raspberry and seabuckthorn, plus a variety of phytonutrients, antioxidants, vitamins and trace minerals, supporting the critical nutrition needed daily in a convenient, great tasting two-ounce shot. BAZI's commitment to quality, science and research has earned the company a loyal following of world-class athletes and an elite list of endorsers, including Olympic athletes. For more information about BAZI®, please visit www.drinkbazi.com.

About John Thomas Financial

John Thomas Financial is a full-service brokerage firm with corporate headquarters located at 14 Wall Street, 23rd Floor, directly opposite the New York Stock Exchange, in New York City, the financial capital of the world. Its clients include individuals, proprietorships, institutions, corporations, and other business entities. In addition to providing retail brokerage services, the company also furnishes its Financial Consultants with original market statistical analyses on a daily basis. John Thomas Financial also offers underwriting, private placement, merger and acquisition, and other investment banking services. The Firm demonstrates its commitment to clients by emphasizing Financial Consultant accessibility and responsiveness, insistence on integrity and ethical behavior, compliance with industry laws, rules and regulations, and prides itself on exceeding client expectations. Further information about the Firm can be found at www.johnthomasbd.com .

Forward-Looking Statement:

Any statements contained in this document that are not historical facts are forward- looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to XELR8 Holdings, Inc. are intended to identify such forward-looking statements. XELR8 Holdings, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in XELR8’s report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

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